Exhibit 99.1

Casey’s Announces CEO Transition

IHOP® President Darren Rebelez Named Casey’s President and CEO

Casey’s President and CEO Terry Handley to Retire

Company Reaffirms Fiscal Year 2019 Guidance

ANKENY, IA – June 5, 2019 – Casey’s General Stores, Inc. (Nasdaq: CASY) (“Casey’s” or “the Company”) today announced that its Board of Directors has appointed Darren Rebelez, IHOP® President, as Casey’s President and Chief Executive Officer (CEO), effective June 24, 2019. Mr. Rebelez will also join Casey’s Board of Directors. Mr. Rebelez will succeed Casey’s President and CEO Terry Handley, who will retire from the Company and Board, after a 38-year career with Casey’s.

Mr. Rebelez joins Casey’s with over 25 years of business leadership experience focused on operations, marketing and merchandising for large corporations in each of the convenience store, fuel and restaurant industries. Mr. Rebelez is currently serving as President of IHOP® Restaurants, a unit of Dine Brands Global (NYSE: DIN), where he has overseen operational performance and segment earnings growth, developed and implemented digital strategies to connect guests via mobile platforms and online channels, and grown the brand to become the largest full-service restaurant concept in the US by unit count.

“We are thrilled to welcome Darren to the Casey’s family,” said H. Lynn Horak, Chairman of the Board. “Darren brings a remarkable combination of leadership experience in the convenience store, fuel and restaurant industries, and he has an impressive track record of driving performance and innovation. We have enjoyed getting to know Darren through our succession planning process and are confident that he will build on Casey’s strong heritage of customer service, employee development, giving back to our communities, and our focus on creating sustainable growth and profitability.”

“I am honored to join the Casey’s team at an exciting and dynamic time for both the Company and the industry,” said Mr. Rebelez. “I have long admired Casey’s and look forward to working closely with its talented team to continue providing outstanding service to local communities across our markets and creating value for all of Casey’s stakeholders.”

Mr. Horak continued, “On behalf of the Board, I would like to thank Terry for his dedication and tremendous contributions to Casey’s over his nearly four decades with the Company. The Company has benefitted greatly from Terry’s contributions over the years. We wish Terry many years of enjoyment and fulfillment in his retirement.”

“I would like to sincerely thank everyone at Casey’s for their support and partnership throughout my career,” said Mr. Handley. “I have great pride in our many accomplishments and the hard work and dedication of all Casey’s employees. It has been a privilege to lead and be part of such a talented team, and I look forward to seeing Casey’s continue to build on its momentum in fiscal 2020 and beyond.”

As previously planned, Casey’s will announce its fourth quarter and fiscal 2019 earnings results on Monday, June 10, 2019, and host its earnings conference call on Tuesday, June 11, 2019 before market open. Additionally, today the Company reaffirmed its previously issued guidance for fiscal 2019.

About Darren Rebelez
Darren Rebelez currently serves as President of IHOP® Restaurants, a position he has held since 2015.  He also serves as an independent director of Torchmark Corporation (NYSE:  TMK), since 2010.  Prior to joining IHOP®, Mr. Rebelez spent nearly eight years with 7-Eleven, Inc., where he served as Executive Vice President & Chief Operating Officer. Before 7-Eleven, Mr. Rebelez held numerous management roles within ExxonMobil and before that, at Thornton Oil Corporation. Mr. Rebelez was an Infantry Officer in the First Cavalry Division for the United States Army, and a veteran of the Persian Gulf War. He holds a Master’s of Business Administration degree in International Business from the University of Houston’s C.T. Bauer College of Business and a Bachelor of Science degree in Foreign Area Studies from the United States Military Academy at West Point.

About Casey’s General Stores
Casey’s General Stores is a Fortune 500 company (NASDAQ: CASY) operating 2,100 convenience stores in 16 states throughout the Midwest. Casey’s strives to consistently deliver quality gasoline, freshly-prepared foods, clean environments and friendly service at every retail location. At Casey’s General Stores, customers can enjoy famous, made-from-scratch pizza, donuts, other assorted bakery items and (at select stores) Casey’s made-to-order sub sandwiches. Casey’s is currently the fourth largest convenience store chain, and the fifth largest pizza chain, in the United States.

Contacts
Casey’s General Stores, Inc.
Bill Walljasper, 515-965-6505